Exhibit 99.1

Charter Closes $3.0 Billion Senior Unsecured Notes

STAMFORD, Connecticut – January 13, 2026 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that its subsidiaries, CCO Holdings, LLC (“CCO Holdings”) and CCO Holdings Capital Corp. (“CCO Holdings Capital,” and together with CCO Holdings, the “Issuers”), have closed on $3.0 billion in aggregate principal amount of senior unsecured notes consisting of the following securities:

•	$1.75 billion in aggregate principal amount of Senior Notes due 2033 (the “2033 Notes”). The 2033 Notes bear interest at a rate of 7.000% per annum and were issued at a price of 100% of the aggregate principal amount.

•	$1.25 billion in aggregate principal amount of Senior Notes due 2036 (the “2036 Notes” and, together with the 2033 Notes, the “Notes”). The 2036 Notes bear interest at a rate of 7.375% per annum and were issued at a price of 100% of the aggregate principal amount.

The Notes were sold to qualified institutional buyers or persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A and outside the United States to non-U.S. persons in reliance on Regulation S. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This news release is neither an offer to sell nor a solicitation of an offer to buy the Notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company with services available to 58 million homes and small to large businesses across 41 states through its Spectrum brand. Founded in 1993, Charter has evolved from providing cable TV to streaming, and from high-speed Internet to a converged broadband, WiFi and mobile experience. Over the Spectrum Fiber Broadband Network and supported by our 100% U.S.-based employees, the Company offers Seamless Connectivity and Entertainment with Spectrum Internet®, Mobile, TV and Voice products.

More information about Charter can be found at corporate.charter.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955